EXHIBIT 11.1


              STATEMENT REGARDING COMPUTATION OF NET LOSS PER SHARE

THREE MONTHS ENDED SEPTEMBER 30, 1999

                   Net Loss        Weighted Average Shares Outstanding          Loss per Share
                   --------        -----------------------------------          --------------
Basic             $2,178,841   +              11,263,514                 =         $0.19
Diluted           $2,178,841   +              11,263,514                 =         $0.19


NINE MONTHS ENDED SEPTEMBER 30, 1999

                   Net Loss        Weighted Average Shares Outstanding          Loss per Share
                   --------        -----------------------------------          --------------
Basic             $9,695,535   +              11,236,552                 =         $0.86
Diluted           $9,695,535   +              11,236,552                 =         $0.86